Exhibit 10.3

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

KDC SOLAR MOUNTAIN CREEK PARENT LLC

A NEW JERSEY LIMITED LIABILITY COMPANY

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of KDC Solar Mountain Creek Parent LLC (the “LLC”), dated and effective as of February 18, 2014 is entered into by KDC Solar B LLC (the “Managing Member”), Solar Power, Inc. (“SPI”) and any other person that shall become a member of the LLC in accordance with the terms hereof (hereinafter collectively referred to as the “Members”).

This Agreement is the operating agreement of the LLC. The Members, by execution of this Agreement, hereby continue a limited liability company formed pursuant to and in accordance with the Act (as defined below) and hereby agree as follows. This Agreement amends, restates and replaces in its entirety that certain First Amended and Restated Operating Agreement of KDC Solar Mountain Creek Parent, LLC, dated December, 2012.

1.             Formation; Name. The LLC was formed on August 11, 2011 by the filing of a certificate of formation (the “Certificate”) with the New Jersey Department of Treasury pursuant to and in accordance with the New Jersey Limited Liability Company Act, N.J.S.A. 42:2B-1, et seq., as amended (the “Act”). The Certificate was amended on April 23, 2012 by the filing of a certificate of amendment changing the name of the LLC to “KDC Solar Mountain Creek Parent LLC”. The name of the limited liability company is “KDC Solar Mountain Creek Parent LLC”.

2.             Purpose and Powers. The purpose of the LLC is to engage in the business of owning, constructing operating, maintaining, and selling a photovoltaic solar electricity generating power facility located in Mountain Creek, New Jersey (the “Project”), and such other activities directly related to the foregoing as may be necessary or advisable in the reasonable opinion of the Members to further such business and not prohibited under the terms of this Agreement or applicable law or regulation. The specification of this specific purpose shall not limit the general authority of the Company to engage in any other lawful business activity.

3.             Registered Office. The registered office of the LLC in the State of New Jersey is located c/o KDC Solar LLC, 1545 US Highway 206, Suite 100, Bedminster, New Jersey 07921.

4.             Registered Agent. The name and address of the registered agent of the LLC for service of process on the LLC in the State of New Jersey is Alan Epstein c/o KDC Solar LLC, 1545 US Highway 206, Suite 100, Bedminster, New Jersey 07921.

5.             Members.

(a)     Prior to the date hereof, the Managing Member was the sole Member. SPI is hereby admitted as a Member of the LLC and Managing Member hereby acknowledges and agrees to the admission of SPI as a Member. Each Member is deemed admitted as a Member of the LLC upon its execution and delivery of this Agreement. The names and addresses of the Members and the respective percentage of interests of each Member in the Interests, as set forth in Schedule A.

(b)     Except as required by applicable law, no annual or regular meetings of the Members are required. Meetings of the Members may be called by the Managing Member or by any Members holding twenty-five percent (25%) or more of the total Interests in the LLC, for the purpose of addressing any matters on which the Members may vote.

(c)     No Member shall be entitled to Transfer all or any part of its Interest except with the prior approval of all of the Members provided, however, the Managing Member may transfer all or part of its Interest to an affiliate of KDC Solar LLC and SPI may transfer all or part of its interest to an affiliate of SPI. Upon a Transfer in violation of this Section 5(c), the Transferee shall have no right to vote or participate in the management of the LLC or to exercise any rights of a Member or Managing Member. Such Transferee shall only be entitled to receive the share of the LLC's allocations and distributions of the LLC's assets to which the Transferor would otherwise be entitled. “Transfer” or “Transferred” shall mean any sale, assignment, transfer, conveyance, or other disposition voluntarily with or without consideration, of all or any portion of any Interest but shall not include the pledge or assignment for security of the Members Interests in connection with the financing of the Project. Without limiting the generality of the foregoing, the sale or exchange of at least fifty percent (50%) of the voting stock of a Member, if a Member is a corporation, or the Transfer of an interest or interests of at least fifty percent (50%) in the capital profits of a Member (whether accomplished by the sale or exchange of interests or by the admission of new partners or members), if a Member is a partnership or limited liability company, or the cumulative Transfer of such interests in a Member which effectively equal the foregoing (including Transfer of interests followed by the incorporation of a Member and subsequent stock Transfer, or Transfer of stock followed by the liquidation of a Member and subsequent Transfers of interests) will be deemed to constitute a Transfer of the Member’s entire Membership Interest.

(d)     Any Member shall have the right to examine all books and records of the LLC upon not less than forty eight hours advanced written notice.

(e)     Additional Members may be admitted to the LLC at such time or times as the Members by unanimous vote may deem appropriate. Any additional Members shall obtain Interests and will participate in the management, tax allocations, and distributions of the LLC on such terms as are determined by the unanimous approval of the Members .

6.             Interest. The LLC has issued a single class of limited liability company interest (as defined in the Act) (the “Interest”) which represents any and all benefits to which the holder of such Interest may be entitled pursuant to this Agreement and the Act, together with all obligations of the Members to comply with the terms and provisions of this Agreement.

7.             Capital Contributions. Each Member has contributed the cash and/or other property as described in Schedule A, as it may be amended from time to time, and no other property, to the LLC.

8.             Additional Contributions. Managing Member shall use commercially reasonable efforts to seek financing of, at minimum, 60% of the total capital costs of the Project (“Debt Financing”) anticipated to be approximately $10,000,000, which, together with the anticipated proceeds of the 1603 Cash Grant in Lieu of ITC (“1603 Grant”) should equal, at minimum, Twelve Million Five Hundred Thousand Dollars ($12,500,000) (“Required Funds”). The Managing Member will provide the necessary capital to build the Project in excess of the Debt Financing and shall have a first priority to the proceeds of the 1603 Grant to be reimbursed for such capital. Any excess 1603 Grant proceeds shall be distributed in accordance with this Agreement. The Managing Member shall consult with the other Members on the terms of any Debt Financing which includes the requirement of the pledge of their respective membership interests to the lender. Any capital contributions in excess of the Debt Financing and 1603 Grant will be made solely by the Managing Member and shall not require the consent or contribution of any other Member. The contribution, if any, by the Managing Member of the Required Funds shall not result in any adjustment of the Interests held by the Members. Other than the obligation of the Managing Member to contribute amounts in excess of the Required Funds after its determination that such amounts are required to be contributed, the Members are not required to make any additional capital contribution to the LLC. However, the Members may at any time make additional capital contributions to the LLC, but only with the prior approval of the Members, which may be withheld in their sole discretion. If a Member fails to make all or any part of an additional Capital Contribution required by unanimous vote of the members when due (“Defaulting Member”), each of the other Members and the Company shall retain all rights and remedies, under equity and law, against such Defaulting Member.

9.             Capital Accounts; Allocation of Profits and Losses.

(a)     A separate capital account (each, a “Capital Account”) shall be maintained for each Member throughout the term of the LLC in accordance with the regulations promulgated under Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”) and the principles set forth in Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(b)     Except as otherwise provided in this Agreement, for federal income tax purposes, all items of income, gain, deduction and loss shall be allocated for each fiscal year (or such other taxable year as may be required by the Code) among the Members in accordance with the percentages in which distributions in such fiscal year would be made pursuant to Section 12. To the extent that any items of income, gain, loss or deduction are attributable to property for which the adjusted tax basis in the hands of the LLC for federal income tax purposes differs from the fair market value of such property at contribution or at the time of an adjustment to the Capital Accounts to reflect a revaluation of the LLC’s assets as permitted by Treasury Regulations section 1.704-1(b)(2)(iv)(f), such items shall be allocated among the Members for federal income tax purposes in accordance with section 704(c) of the Code so as to take account of any difference between the adjusted tax basis of such property to the LLC and its fair market value at such time.

(c)     The provisions of this Agreement are intended to comply with the principles of sections 704(b) and 704(c) of the Code, and Treasury Regulations sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e), as applicable, or the successor provisions to such Code sections and Treasury Regulations. Notwithstanding any provisions to the contrary in this Agreement, there may, as determined by the Managing Member, be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of Treasury Regulations section 1.704-1(b)(2)(ii)(d).

(d)      If any interest in the LLC is transferred, increased or decreased during the year, all items of income, gain, loss, deduction and credit recognized by the LLC for such year shall be allocated among the Members to take into account their varying interests during the year in any manner the Managing Member determines, as then permitted by the Code.

10.           Management.

(a)     Subject to the terms and conditions of Section 10(c) below, the management of the LLC shall be vested solely in the Managing Member, which shall have all powers to control and manage the business and affairs of the LLC and may exercise all powers of the LLC and, as such, shall be deemed the “manager” of the LLC. Any and all officers of the Managing Member who are authorized to execute documents on behalf of the Managing Member may execute documents directly on behalf of the LLC as may be necessary for the LLC to carry out its purposes in accordance with Section 2 hereof. The Managing Member may appoint an authorized person within the meaning of the Act to execute and file any and all documents required to be filed under the Act on behalf of the LLC, and to execute any other agreements to which the LLC is to become a party. Subject to the terms and conditions of Section 10(c) below, the Managing Member has the authority to bind the LLC. Except as otherwise expressly provided herein to the contrary, no Member other than the Managing Member shall have authority to bind the LLC in any way.

(b)     The Managing Member shall have the right to resign as such upon at least five days’ prior written notice to the LLC and the Members, in which case a majority in interest of the Members shall appoint a successor before the effectiveness of the Managing Member’s resignation.

(c)     Notwithstanding the foregoing, the Managing Member shall not have authority to cause the LLC to engage in any of the following transactions, without first obtaining the affirmative vote or written consent of SPI: (i) any matter that must be approved by the Members under the Act, (ii) a sale of the Project or all or substantially all of the assets of the LLC, (iii) the LLC incurring, creating, assuming or suffering to exist any indebtedness for borrowed money other than for the Debt Financing of the capital costs of the Project, (iv) any material expenditures in excess of, 5% of the Annual Budget, (v) the acquisition of real estate or other material assets not directly related to the Project; (vi) the release, assignment or transfer of LLC assets without reasonable consideration or possession or use of any material LLC assets or funds in any manner except to exclusively benefit the LLC; (vii) the merger of the LLC with another entity; (viii) an alteration of the primary purpose of the Company as set forth in Section 2; (ix) the addition of new Members; and (x) any amendment of this Agreement or the Certificate.

(d)     Each year the Managing Member shall prepare an Annual Budget setting forth projected income and expenses, including capital expenditures, by November 30, and submit it to the Members for review revision and approval by a majority in interest. The Managing Member shall manage and have authority to manage the LLC in accordance with the Annual Budget. When circumstances make it advisable, the Managing Member may submit revisions to the Annual Budget for reconsideration by the Members during the year. Any revisions, amendments or changes, when approved by a majority in interest of the Members, shall constitute the Annual Budget from such date forward. In the event of a failure by the Members to approve an Annual Budget as provided herein by December 15 of any year, the Annual Budget for the immediately preceding year shall constitute the Annual Budget unless and until changed by approval of a majority in interest of the Members.

(e)     The Managing Member shall be responsible for providing regular reports regarding the operations of the LLC and the Project to the Members, including without limitation, (a) a quarterly activity and financial report not later than ten (10) business days after the end of each calendar quarter, (b) a solar renewable energy credit (“SREC”) sales report within five (5) business days after the quarter in which any SREC is sold, (c) within five (5) business days after any material event (including without limitation, any claim that the LLC is in default under any agreement, any material damage or loss, any insurance claim, notice of any litigation or dispute), a report advising the Members of the event with copies of any relevant documents (d) quarterly financial statements not later than thirty (30) days after the end of each calendar quarter, and (e) an annual report, including year-end financial statements, not later than sixty (60) days after the end of each calendar year.

(f)     The Managing Member shall cause to be prepared at least annually information necessary for the preparation of the Members' federal and state income tax returns. The Managing Member shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

(g)     No Managing Member or affiliate of the Managing Member is entitled to remuneration for services rendered or goods provided to the LLC or Project other than those services supplied by affiliates of the Managing Member on a non-discriminatory basis to KDC Solar LLC’s other solar projects and the costs of which are approved in the Annual Budget.

(h)     Subject to Section 10(g), the Managing Member may only engage in a transaction with an affiliate, or that otherwise constitutes a conflict of interest with the prior written approval of SPI.

(i)     The Managing Member may not be involuntarily removed as such at any time.

11.           Officers; Authorization.

(a)     The Managing Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the LLC and designate them as officers of the LLC (the “Officers”) and assign titles (including President, Vice President, Secretary, and Treasurer) to any such person. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the New Jersey Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 12 may be revoked at any time by the Managing Member. An Officer may be removed with or without cause by the Managing Member.

(b)     The Managing Member, and any officer authorized by the Managing Member, is authorized to execute, deliver and file, in the name of and on behalf of the LLC, any and all documents, agreements, certificates, receipts, instruments, forms, letters, or similar documents and to do or cause to be done any other actions as the Managing Member may deem necessary or desirable to further the objects, purposes and business described in Section 2 and the powers described in Section 10, except as may be limited by the terms of this Agreement.

12.           Distributions. At such times, but, subject to this Section 12, not less than annually, and in the aggregate amounts as the Managing Member shall reasonably determine, the Managing Member shall cause the LLC to distribute any cash held by it which is neither reasonably necessary for the operation of the LLC nor otherwise in violation of Sections 42:2B-42 or 42:2B-51 of the Act, to the Members (i) prior to January 1, 2029, in accordance with their Percentage Interests and (ii) from and after January 1, 2029, ninety-nine percent (99%) to SPI and one percent (1%) to the Managing Member.

13.           Distributions Upon Dissolution. Upon the occurrence of an event set forth in Section 15 hereof, the Members shall be entitled to receive, after paying or making reasonable provision for all of the LLC’s creditors to the extent required by Section 42:2B-51 of the Act, the remaining funds of the LLC, in accordance with their positive Capital Account balances at the date of the dissolution, after giving effect to all contributions, distributions and allocations for all periods.

14.           Dissolution. The LLC shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the unanimous decision of the Members, (b) the sale of the Project, or (c) an event of dissolution of the LLC under the Act.

15.           Limited Liability. The Members shall have no liability for the obligations of the LLC except to the extent required by the Act.

16.           Entire Agreement; Amendment. This document, together with the Exchange and Release Agreement dated December __, 2013 between the Company, Managing Member and SPI constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein This Agreement may not be amended without the written consent of all of the Members.

17.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW JERSEY, EXCLUDING ANY CONFLICTS OF LAWS, RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

18.           Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

19.           Consent to Jurisdiction Provision. Each Member hereby (i) irrevocably submits to the nonexclusive jurisdiction of any New Jersey state court or federal court sitting in Newark, New Jersey, in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

20.           Other Business. The Members and their affiliates may engage in or possess an interest in other business ventures (unconnected with the LLC) of every kind and description, independently or with others. The LLC and the Members shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

21.           Indemnification. To the fullest extent permitted by law, the Managing Member and its officers, directors, employees and agents shall be exculpated from, and the LLC shall indemnify such persons from and against all claims, losses, damages, liabilities, demands, obligations, fines, penalties, expenses (including reasonable fees and expenses of attorneys), judgments or amounts any of them incur by reason of any act or omission performed or omitted by such person in a manner reasonably believed to be consistent with its rights and obligations under laws and this Agreement; provided, however, that this indemnity does not apply to claims that are attributable to a breach of fiduciary duties of such person, the gross negligence, willful misconduct or fraud of such person.

22.           Assignments. Subject to Section 5(c), no Member may at any time assign in whole or in part its limited liability company interest in the LLC without the prior written consent of all of the Members, which may be withheld in its and such holder’s sole discretion. If a Member transfers all of its interest in the LLC pursuant to this Section 22, the transferee shall be admitted to the LLC upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the LLC.

23.           Tax Matters Partner.

For purposes of Section 6231(a)(7) of the Code, the “Tax Matters Partner” of the LLC shall be the Managing Member. The Managing Member shall also have the power to make or revoke all tax elections and determinations for the LLC and to take any and all actions necessary or permitted under the Code, the regulations promulgated thereunder, or other applicable law to effect those elections, determinations and allocations, after consultation with the Members. Each Member will upon request supply the information necessary to give proper effect to any such election. All elections, determinations and allocations by the Managing Member shall be binding upon all Members and their respective successors, assigns and heirs. The Managing Member shall have comparable authority in respect of any state, local or foreign tax, tax law or tax claim relating to the LLC and the Members as the Managing Member has under the Code as the Tax Matters Partner. The cost of any examination or audit of, and of any adjustment to, a Member’s tax return shall be borne solely by the affected Member. The Managing Member shall be entitled to be reimbursed for all expenses incurred by the Managing Member in performing its services as Tax Matters Partner, as well as to be indemnified for liabilities and losses incurred in performing such services.

24.           Tax Returns and Information. The Members intend for the LLC to be treated as a partnership for tax purposes. The LLC shall prepare or cause there to be prepared all federal, state, and local income and other tax returns that the LLC is required to file. The LLC shall send or delivery to each Member at any time during each year such tax information as shall be reasonably necessary for the preparation by such Member of such Member’s federal income tax return and state income and other tax returns within the time required for such Member to file such Member’s tax returns (giving effect to any permitted extension periods).

25.           Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the LLC and the Tax Matters Member to withhold and to pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the LLC (pursuant to the Code or any provision of U.S. federal, state or local or non U.S. tax law) with respect to such Member or as a result of such Member’s participation in the LLC (including as a result of a distribution in kind to such Member). If and to the extent that the LLC shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the LLC as of the time that such withholding or other tax is required to be paid, which payment shall, except to the extent funded by such Member pursuant to the next sentence, be deemed to be a distribution with respect to such Member’s interest in the LLC to the extent that such Member (or any successor to such Member’s interest in the LLC) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Tax Matters Member shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the LLC of such amount by wire transfer, which payment shall not constitute a capital contribution and, consequently, shall not increase the Capital Account of such Member. The LLC may hold back from any such distribution in kind property having a value equal to the amount of such taxes until the LLC has received payment of such amount.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Operating Agreement to be executed and dated as of the 18th day of February, 2014.

KDC SOLAR B LLC, Managing Member

By:	/s/ Alan M. Epstein
Name: Alan M. Epstein
Title: President & COO

SOLAR POWER, INC., Member

By:	/s/ Charlotte Xi
Name: Charlotte Xi
Title: President & COO

SCHEDULE A

Members

Name of Member and Address	Percentage Interest	Capital Contribution
KDC Solar B LLC c/o KDC Solar LLC 1545 US Highway 206, Suite 100 Bedminster, NJ 07921	35.5%	$4,705,727
Solar Power, Inc. 3300 Douglass Blvd, Suite 360 Roseville, CA 95661	64.5%	$15,035,693